CONTACT: Idalia Rodriguez
                                                    Director, Investor Relations
                                                    (610) 645-1084
                                                    www.suburbanwater.com
                                                    rodriguezi@suburbanwater.com

                                                    Donna Alston
                                                    Director, Communications
                                                    (610) 645-1095
                                                    alstond@suburbanwater.com

FOR RELEASE: March 11, 1999

PHILADELPHIA SUBURBAN CORPORATION COMPLETES MERGER
WITH CONSUMERS WATER COMPANY
Merger creates nation's second largest investor-owned water company

BRYN MAWR, PA, March 11 - Philadelphia Suburban Corporation (NYSE:PSC) and Consumers Water Company (formerly NASDAQ:CONW) completed their previously announced merger (June 29), creating the second largest water company in the United States based on market capitalization. Regulatory approvals from the five states needed to close the merger were completed in six months, which is believed to be a record for a multi-state, major utility transaction.

Under the terms of the merger agreement, PSC acquired Consumers for approximately $463 million in stock and assumed debt. Each holder of Consumers common stock will receive 1.432 shares of PSC common stock for each share of Consumers common stock, which was worth a total of $32 per share at yesterday's closing price.

"We are pleased that this merger should be more accretive to future earnings than when we announced the merger last June because the originally proposed exchange ratio was 1.459," said PSC Chairman Nicholas DeBenedictis. "Also, immediate steps are being taken to close the former Consumers' corporate headquarters office in Portland, Maine by the end of this month and we will begin cutting duplicative overhead costs immediately."

Consumers will operate as a wholly-owned subsidiary of PSC, the parent company of Philadelphia Suburban Water Company (PSW). The combined company will serve approximately 1.8 million residents with operating subsidiaries in Pennsylvania, Ohio, Illinois, New Jersey, and Maine. "We will hit the ground running, having worked closely with the Consumers' state presidents during the transition to establish cost containment measures and customer growth strategies," DeBenedictis said.

"The combination of these two companies will make PSC one of the premier water suppliers in the nation," added DeBenedictis. "This merger is taking place at a very dynamic time in the water utility industry-when there is significant opportunity for consolidation of the existing 50,000 water companies in the United States. PSC has been one of the top 'acquirers' to date with more than 30 acquisitions since 1992."

PSC intends to continue its successful regional-growth-through-acquisition strategy and to expand the Company in the growing southeastern Pennsylvania region. The critical mass, economies of scale and new geographic locations resulting from this merger should provide the combined companies with new opportunities for growth and additional cost savings.